SEC FILE NO. 70-7926










                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549







                             CERTIFICATE PURSUANT TO

                                     RULE 24

                            OF PARTIAL COMPLETION OF

                                  TRANSACTIONS












                                    GPU, INC.
                      JERSEY CENTRAL POWER & LIGHT COMPANY
                           METROPOLITAN EDISON COMPANY
                          PENNSYLVANIA ELECTRIC COMPANY

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



--------------------------------------------
                  In the Matter of           :
                                             :
GPU, Inc.                                    :
Jersey Central Power & Light Company         :Certificate Pursuant
Metropolitan Edison Company                  :To Rule 24 of Partial
Pennsylvania Electric Company                :Completion of
                                             :Transactions
                                             :
                  File No. 70-7926           :
                                             :
(Public Utility Holding Company Act of 1935) :
-------------------------------------------- :


To the Members of the Securities and Exchange Commission:

            The undersigned, GPU, Inc. (formerly known as General Public Utilities Corporation) ("GPU"), Jersey Central Power & Light Company ("JCP&L"), Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec"), collectively referred to as the "GPU Companies", do hereby certify pursuant to Rule 24 of the General Rules and Regulations under the Public Utility Holding Company Act of 1935, that certain of the transactions proposed in the Declaration, as amended, filed in SEC File No. 70-7926, have been carried out in accordance with the terms and conditions of, and for the purposes requested in, said Declaration and pursuant to the Commission's Order, dated March 18, 1992, and Supplemental Orders, dated October 26, 1994, July 17, 1996, and December 22, 1997, with respect to said Declaration, as follows:
          1. During the period July 1, 1999 through September 30, 1999, the GPU Companies issued no promissory notes representing
                                          -2-
borrowings under the Amended and Restated Credit Agreement, dated as of July 3, 1996, as amended including by Amendment No. 1 dated as of March 31, 1997, Amendment No. 2 dated as of May 15, 1998, and Amendment No. 3 dated as of March 2, 1999, among the GPU Companies; the banks named therein, and The Chase Manhattan Bank, N.A., as Administrative Agent, Citibank Securities, Inc., as Syndication Agent, and Citicorp Securities, Inc. and Chase Manhattan Bank
Securities, Inc., as Arrangers, and no such borrowings were outstanding thereunder at such date.
          2. At the close of business on June 30, 1999, JCP&L, Met-Ed and Penelec had outstanding unsecured short-term promissory notes issued as commercial paper as follows:

          Company                                        Amount
          -------                                        ------

          JCP&L                                     $ 95,500,000
          Met-Ed                                            0
          Penelec                                           0

          3. During the period July 1, 1999 through September 30, 1999, JCP&L, Met-Ed, and Penelec issued and sold (and paid at maturity where such commercial paper matured on or before September 30, 1999) unsecured short-term promissory notes as commercial paper as follows:

JCP&L

Date of Issuance          Maturity Date                Amount
---------------           -------------             --------------

07/02/99                   07/14/99                  9,300,000.00
07/02/99                   07/15/99                 10,000,000.00
07/02/99                   07/16/99                 20,000,000.00
07/07/99                   07/14/99                 12,100,000.00
07/08/99                   07/12/99                 12,100,000.00
07/09/99                   07/16/99                 10,000,000.00
07/09/99                   07/19/99                 13,000,000.00

JCP&L continued
---------------

Date of Issuance          Maturity Date                Amount
---------------           -------------             -------------

07/12/99                   07/20/99                 27,800,000.00
07/13/99                   07/21/99                 20,000,000.00
07/14/99                   07/22/99                 31,300,000.00
07/15/99                   07/23/99                 19,300,000.00
07/16/99                   07/21/99                 13,600,000.00
07/16/99                   07/23/99                 10,000,000.00
07/19/99                   07/26/99                 24,000,000.00
07/20/99                   07/27/99                 27,400,000.00
07/20/99                   07/28/99                  4,400,000.00
07/21/99                   07/29/99                 16,800,000.00
07/21/99                   07/30/99                 16,800,000.00
07/22/99                   08/02/99                 12,700,000.00
07/22/99                   08/03/99                 12,700,000.00
07/23/99                   08/04/99                 26,100,000.00
07/26/99                   08/05/99                 16,400,000.00
07/26/99                   08/06/99                 15,000,000.00
07/27/99                   08/03/99                 12,300,000.00
07/28/99                   08/09/99                 16,900,000.00
07/29/99                   08/20/99                 10,200,000.00
07/30/99                   08/11/99                 24,300,000.00
08/02/99                   08/12/99                 11,400,000.00
08/03/99                   08/13/99                  9,300,000.00
08/04/99                   08/12/99                 12,000,000.00
08/04/99                   08/13/99                 12,000,000.00
08/06/99                   08/09/99                 19,100,000.00
08/09/99                   08/10/99                 15,800,000.00
08/10/99                   08/11/99                  5,600,000.00
08/11/99                   08/16/99                 13,000,000.00
08/11/99                   08/17/99                 13,000,000.00
08/12/99                   08/18/99                 16,200,000.00
08/13/99                   08/19/99                 16,500,000.00
08/18/99                   08/23/99                 22,500,000.00
08/18/99                   08/24/99                 22,400,000.00
08/19/99                   08/26/99                  8,800,000.00
08/20/99                   08/23/99                 12,000,000.00
08/20/99                   08/27/99                 25,000,000.00
08/23/99                   08/26/99                 24,300,000.00
08/24/99                   08/25/99                 17,500,000.00
08/25/99                   08/26/99                 84,600,000.00
08/26/99                   08/27/99                 60,000,000.00
08/26/99                   08/27/99                 25,000,000.00
08/26/99                   08/27/99                 26,500,000.00
08/27/99                   08/30/99                141,000,000.00
08/30/99                   08/31/99                  6,000,000.00
08/30/99                   08/31/99                 35,000,000.00
08/30/99                   09/07/99                 50,000,000.00
08/30/99                   09/13/99                 50,000,000.00
09/01/99                   09/08/99                  6,000,000.00
09/03/99                   09/07/99                 31,200,000.00
09/07/99                   09/08/99                 20,000,000.00
09/07/99                   09/09/99                 40,000,000.00

JCP&L continued
----------------

Date of Issuance          Maturity Date                Amount
---------------           -------------             -------------

09/07/99                   10/04/99                 13,000,000.00
09/08/99                   09/16/99                 40,100,000.00
09/09/99                   09/10/99                 20,000,000.00
09/09/99                   09/17/99                 10,000,000.00
09/10/99                   09/17/99                 13,100,000.00
09/13/99                   09/14/99                 24,200,000.00
09/14/99                   09/20/99                  2,300,000.00
09/15/99                   09/23/99                 13,400,000.00
09/16/99                   09/17/99                 20,000,000.00
09/17/99                   09/24/99                 22,500,000.00
09/20/99                   09/21/99                 20,000,000.00
09/20/99                   09/23/99                 23,200,000.00
09/21/99                   09/22/99                 15,000,000.00
09/21/99                   09/24/99                 32,700,000.00
09/22/99                   09/23/99                  3,200,000.00
09/23/99                   09/27/99                 36,000,000.00
09/24/99                   09/28/99                 55,000,000.00
09/27/99                   10/05/99                 32,100,000.00
09/28/99                   09/29/99                 35,900,000.00
09/28/99                   10/12/99                 10,000,000.00
09/29/99                   09/30/99                 27,800,000.00
09/30/99                   10/01/99                 28,900,000.00

Met-Ed
-------

Date of Issuance          Maturity Date                Amount
---------------           -------------             -------------

07/01/99                   07/02/99                 18,403,000.00
07/06/99                   07/07/99                 29,600,000.00
07/07/99                   07/08/99                 27,400,000.00
07/08/99                   07/09/99                 23,300,000.00
07/09/99                   07/12/99                 22,800,000.00
07/12/99                   07/13/99                 16,000,000.00
07/12/99                   07/14/99                 15,500,000.00
07/13/99                   07/15/99                 15,200,000.00
07/14/99                   07/16/99                 13,000,000.00
07/15/99                   07/19/99                 16,200,000.00
07/16/99                   07/19/99                 10,400,000.00
07/19/99                   07/20/99                 15,600,000.00
07/19/99                   07/21/99                 10,000,000.00
07/21/99                   07/22/99                 17,400,000.00
07/22/99                   07/23/99                 15,800,000.00
07/23/99                   07/26/99                 14,300,000.00
07/26/99                   07/27/99                 11,800,000.00
07/27/99                   07/28/99                  8,600,000.00
07/28/99                   07/29/99                  7,400,000.00
07/29/99                   07/30/99                  5,000,000.00
07/30/99                   08/02/99                  7,900,000.00
08/02/99                   08/03/99                 33,300,000.00
08/03/99                   08/04/99                 32,200,000.00
08/04/99                   08/05/99                 26,800,000.00

Met-Ed
------

Date of Issuance          Maturity Date                Amount
---------------           -------------             -------------

08/05/99                   08/06/99                 24,700,000.00
08/06/99                   08/09/99                 22,600,000.00
08/09/99                   08/10/99                 23,400,000.00
08/10/99                   08/11/99                 23,000,000.00
08/11/99                   08/12/99                 21,000,000.00
08/12/99                   08/13/99                 20,700,000.00
08/13/99                   08/16/99                 18,800,000.00
08/16/99                   08/17/99                 17,100,000.00
08/17/99                   08/18/99                 18,000,000.00
08/18/99                   08/19/99                 17,600,000.00
08/19/99                   08/20/99                 18,200,000.00
08/20/99                   08/23/99                 17,100,000.00
08/24/99                   08/25/99                 10,000,000.00
08/25/99                   08/26/99                 14,200,000.00
08/26/99                   08/27/99                 13,500,000.00
08/27/99                   08/30/99                  8,500,000.00
08/30/99                   09/01/99                  7,500,000.00
09/01/99                   09/16/99                  5,100,000.00
09/02/99                   09/09/99                  8,600,000.00
09/09/99                   09/10/99                  9,000,000.00
09/10/99                   09/17/99                  6,700,000.00
09/15/99                   09/23/99                 13,400,000.00
09/16/99                   09/17/99                  3,300,000.00

Penelec                    None
-------

      To summarize the above transactions, at September 30, 1999, JCP&L, Met-Ed and Penelec had outstanding unsecured short-term promissory notes issued as commercial paper as follows:

            Company                                 Amount
            -------                                 -----

            JCP&L                                $  84,000,000
            Met-Ed                                        0
            Penelec                                       0



      4. At the close of business on June 30, 1999, the GPU Companies had outstanding unsecured short-term promissory notes representing bank borrowings under informal bank lines, as follows:

            Company                                 Amount
            -------                                 ------

            GPU                                 $  2,100,000
            JCP&L                                 92,300,000
            Met-Ed                                24,900,000
            Penelec                                        0



      During the period July 1,1999 through September 30,1999, the GPU Companies issued unsecured promissory notes representing bank borrowings under informal bank lines of credit as follows:
GPU

Issue
Date           Bank                          Amount              Maturity
-------     -------------                  -------------         ---------

07/01/99    Banca Popolare Di Milano       2,100,000.00          07/02/99
07/02/99    Sumitomo Bank                  2,100,000.00          07/06/99
07/06/99    Sumitomo Bank                  2,100,000.00          07/07/99
07/07/99    Banca Popolare Di Milano       2,100,000.00          07/08/99
07/08/99    Sumitomo Bank                  2,100,000.00          07/09/99
07/09/99    Banca Popolare Di Milano       2,100,000.00          07/12/99
07/12/99    Sumitomo Bank                  2,100,000.00          07/13/99
07/13/99    Banca Popolare Di Milano       2,100,000.00          07/14/99
07/14/99    Banca Popolare Di Milano       2,100,000.00          07/15/99
07/15/99    Banca Popolare Di Milano      30,000,000.00          07/16/99
07/15/99    Chase Manhattan Bank          50,000,000.00          07/22/99
07/15/99    First Union                   16,800,000.00          07/20/99
07/15/99    Mellon Bank West              11,100,000.00          07/19/99
07/15/99    Sumitomo Bank                 24,200,000.00          07/21/99
07/16/99    Banca Popolare Di Milano      15,000,000.00          07/19/99
07/16/99    Banca Popolare Di Milano      15,000,000.00          07/20/99
07/19/99    Chase Manhattan Bank          20,000,000.00          07/23/99
07/19/99    Sumitomo Bank                  6,100,000.00          07/23/99
07/20/99    Banca Popolare Di Milano      30,000,000.00          07/26/99
07/20/99    Sumitomo Bank                  1,900,000.00          07/21/99
07/21/99    Sumitomo Bank                 26,100,000.00          07/27/99
07/22/99    Chase Manhattan Bank          12,000,000.00          07/30/99
07/22/99    Chase Manhattan Bank          25,000,000.00          07/28/99
07/22/99    Chase Manhattan Bank          13,000,000.00          07/29/99
07/23/99    First Union                   17,300,000.00          08/03/99
07/23/99    Sumitomo Bank                  8,900,000.00          08/02/99
07/26/99    Banca Popolare Di Milano      11,000,000.00          08/05/99
07/26/99    Chase Manhattan Bank          20,000,000.00          08/04/99
07/27/99    Sumitomo Bank                  5,100,000.00          08/02/99
07/27/99    Summit Bank                   20,000,000.00          08/06/99
07/28/99    Banca Popolare Di Milano      16,000,000.00          08/09/99

GPU continued
-------------

Issue
Date           Bank                          Amount              Maturity
-------     -------------                  -------------         ---------

07/28/99    Chase Manhattan Bank          10,000,000.00          08/05/99
07/29/99    Chase Manhattan Bank          14,000,000.00          08/10/99
07/30/99    Chase Manhattan Bank          11,700,000.00          08/09/99
08/02/99    Banca Popolare Di Milano       3,000,000.00          08/10/99
08/02/99    Sumitomo Bank                  9,000,000.00          08/11/99
08/03/99    Sumitomo Bank                 17,300,000.00          08/11/99
08/04/99    Chase Manhattan Bank          20,000,000.00          08/12/99
08/05/99    Banca Popolare Di Milano      11,000,000.00          08/13/99
08/05/99    Chase Manhattan Bank           1,000,000.00          08/06/99
08/05/99    Merchants of Bangor              400,000.00          08/16/99
08/05/99    Sumitomo Bank                  8,700,000.00          08/13/99
08/06/99    Chase Manhattan Bank           1,000,000.00          08/09/99
08/06/99    Summit Bank                   20,000,000.00          08/16/99
08/09/99    Chase Manhattan Bank           2,800,000.00          08/10/99
08/09/99    First Union                   26,000,000.00          08/17/99
08/10/99    Banca Popolare Di Milano       4,000,000.00          08/18/99
08/10/99    Credit Agricole               15,800,000.00          08/18/99
08/11/99    Sumitomo Bank                 26,300,000.00          08/19/99
08/12/99    Chase Manhattan Bank          15,800,000.00          08/20/99
08/12/99    Credit Agricole                4,200,000.00          08/13/99
08/13/99    Chase Manhattan Bank          24,000,000.00          08/20/99
08/16/99    Banca Popolare Di Milano      11,800,000.00          08/23/99
08/16/99    Sumitomo Bank                  8,700,000.00          08/23/99
08/17/99    Banca Popolare Di Milano       6,000,000.00          08/24/99
08/17/99    Summit Bank                   20,000,000.00          08/24/99
08/18/99    Banca Popolare Di Milano      12,200,000.00          08/25/99
08/18/99    Chase Manhattan Bank          12,700,000.00          08/23/99
08/19/99    Chase Manhattan Bank           1,000,000.00          08/20/99
08/19/99    Sumitomo Bank                 26,300,000.00          08/26/99
08/20/99    Chase Manhattan Bank          27,300,000.00          08/27/99
08/20/99    Chase Manhattan Bank           8,700,000.00          08/25/99
08/20/99    Chase Manhattan Bank          10,000,000.00          08/23/99
08/23/99    Banca Popolare Di Milano      11,800,000.00          08/26/99
08/23/99    Chase Manhattan Bank           7,700,000.00          08/24/99
08/23/99    Chase Manhattan Bank          11,300,000.00          08/27/99
08/23/99    PNC Bank                      14,300,000.00          08/27/99
08/24/99    Chase Manhattan Bank           9,800,000.00          08/25/99
08/24/99    Sumitomo Bank                  8,700,000.00          08/25/99
08/24/99    Summit Bank                   20,000,000.00          08/25/99
08/25/99    Chase Manhattan Bank          22,700,000.00          08/26/99
08/25/99    Sumitomo Bank                  4,200,000.00          08/26/99
08/25/99    Summit Bank                   20,000,000.00          08/26/99
08/26/99    Banca Popolare Di Milano      23,800,000.00          08/27/99
08/26/99    Chase Manhattan Bank           8,700,000.00          08/27/99
08/26/99    Sumitomo Bank                 35,000,000.00          08/27/99
08/26/99    Summit Bank                   20,000,000.00          08/27/99

GPU continued

Issue
Date           Bank                          Amount              Maturity
----        -------------------            ---------             --------
08/27/99    Chase Manhattan               19,200,000.00          09/10/99
08/27/99    First Union                   26,000,000.00          08/30/99
08/27/99    Summit Bank                   20,000,000.00          09/07/99
08/27/99    Chase Manhattan               50,000,000.00          08/30/99
08/27/99    Sumitomo Bank                 30,300,000.00          08/30/99
08/30/99    Banca Popolare Di Milano      15,000,000.00          09/14/99
08/30/99    Banca Popolaro Di Milano      15,000,000.00          09/13/99
08/30/99    Chase Manhattan               10,000,000.00          08/31/99
08/30/99    Chase Manhattan               20,000,000.00          09/07/99
08/30/99    Chase Manhattan               20,000,000.00          09/14/99
08/30/99    Sumitomo Bank                 27,600,000.00          08/31/99
08/31/99    Sumitomo Bank                 35,000,000.00          09/08/99
09/02/99    Chase Manhattan                1,700,000.00          09/03/99
09/07/99    Chase Manhattan               10,000,000.00          09/16/99
09/07/99    Chase Manhattan               10,000,000.00          09/20/99
09/07/99    First Union                    6,000,000.00          09/08/99
09/07/99    Summit Bank                   20,000,000.00          09/17/99
09/08/99    Sumitomo Bank                 22,000,000.00          09/16/99
09/10/99    Chase Manhattan               20,000,000.00          09/24/99
09/10/99    Sumitomo Bank                  1,500,000.00          09/17/99
09/13/99    Banca Popolare Di Milano       4,300,000.00          09/14/99
09/13/99    Sumitomo Bank                 11,500,000.00          09/14/99
09/14/99    Banca Popolare Di Milano      20,000,000.00          09/20/99
09/14/99    Chase Manhattan               16,300,000.00          09/22/99
09/14/99    First Union                   26,000,000.00          09/22/99
09/14/99    Sumitomo Bank                 11,500,000.00          09/20/99
09/15/99    Chase Manhattan                1,400,000.00          09/21/99
09/16/99    Bank of PA                    11,500,000.00          09/21/99
09/16/99    Chase Manhattan               22,300,000.00          09/21/99
09/17/99    Credit Agricole               20,000,000.00          09/24/99
09/17/99    PNC Bank                      13,200,000.00          09/24/99
09/20/99    Chase Manhattan               10,000,000.00          09/21/99
09/20/99    Sumitomo Bank                 32,000,000.00          09/23/99
09/21/99    Chase Manhattan               25,800,000.00          09/27/99
09/21/99    Summit Bank                   20,000,000.00          09/27/99
09/22/99    Banca Popolare Di Milano      30,000,000.00          09/28/99
09/22/99    Chase Manhattan               12,900,000.00          09/28/99
09/23/99    Sumitomo Bank                 32,700,000.00          09/29/99
09/24/99    Bank of PA                    15,000,000.00          10/05/99
09/24/99    Chase Manhattan               11,300,000.00          09/27/99
09/24/99    Citibank                       8,700,000.00          10/05/99
09/24/99    Credit Agricole               20,000,000.00          10/08/99
09/27/99    Chase Manhattan               17,200,000.00          10/07/99
09/27/99    Chase Manhattan               20,000,000.00          10/12/99
09/27/99    Summit Bank                   20,000,000.00          10/07/99
09/28/99    Banca Popolare Di Milano      10,000,000.00          10/06/99
09/28/99    Banca Popolare Di Milano      20,000,000.00          10/04/99
09/28/99    Chase Manhattan               14,700,000.00          09/29/99
09/29/99    Chase Manhattan               16,000,000.00          10/13/99
09/29/99    Chase Manhattan               16,800,000.00          10/06/99
09/29/99    Sumitomo Bank                 16,300,000.00          09/30/99
09/30/99    PNC Bank                      17,300,000.00          10/07/99

JCP&L
-----

Issue
Date           Bank                          Amount              Maturity
-------     -------------                  -------------         ---------

07/01/99    Banca Popolare Di Milano          7,800,000.00       07/14/99
07/01/99    Citibank                         15,000,000.00       07/15/99
07/01/99    Sumitomo Bank                       700,000.00       07/02/99
07/06/99    Mellon Bank                       8,900,000.00       07/19/99
07/06/99    Sumitomo Bank                    10,800,000.00       07/19/99
07/14/99    Banca Popolare Di Milano          1,000,000.00       07/15/99
07/20/99    Citibank                         15,000,000.00       07/28/99
07/20/99    Mellon Bank                       7,500,000.00       07/26/99
07/20/99    Sumitomo Bank                     1,000,000.00       07/21/99
07/30/99    Citibank                         15,000,000.00       08/10/99
08/05/99    Mellon Bank                       9,100,000.00       08/06/99
08/09/99    Banca Popolare Di Milano         15,000,000.00       08/16/99
08/10/99    Citibank                         15,000,000.00       08/17/99
08/16/99    Summit Bank                      18,800,000.00       08/17/99
08/17/99    Chase                             4,200,000.00       08/20/99
08/17/99    Chase                            26,000,000.00       08/18/99
08/17/99    Merchants of Bangor                 500,000.00       08/31/99
08/20/99    Citibank                         15,000,000.00       08/27/99
08/31/99    Bank of PA                       15,000,000.00       09/08/99
08/31/99    First Union                      26,000,000.00       09/03/99
09/01/99    Chase                               800,000.00       09/08/99
09/01/99    Chase                             6,000,000.00       09/02/99
09/07/99    Merchants of Bangor               1,000,000.00       09/28/99
09/10/99    Citibank                          2,000,000.00       09/17/99
09/13/99    Banca Popolare Di Milano         10,000,000.00       09/21/99
09/13/99    Mellon Bank                      10,000,000.00       09/21/99
09/16/99    Sumitomo Bank                    20,500,000.00       09/20/99
09/20/99    Banca Popolare Di Milano         10,000,000.00       09/21/99

Met-Ed
-------

Issue
Date           Bank                          Amount              Maturity
-------     -------------                  -------------         ---------

07/02/99    Sumitomo Bank                    30,100,000.00       07/06/99
07/20/99    Mellon Bank                      12,500,000.00       07/21/99
08/23/99    Chase Bank                       15,000,000.00       08/24/99
08/31/99    Chase Bank                          800,000.00       08/30/99
08/30/99    Chase Bank                          500,000.00       09/01/99
09/02/99  Chase Bank                          1,000,000.00       09/03/99


Penelec    None
-------

           Each such unsecured promissory note bears interest at a rate (after giving effect to any fees or compensating balance requirements) not exceeding 125% of the greater of (A) the lending
                                     -10-
bank's prime rate for commercial borrowings in effect from time to time, and (B) the Federal Funds Rate plus 1/2 of 1%, as in effect at the date of borrowing.

      During the period of July 1, 1999 through September 30, 1999, the Companies repaid unsecured promissory notes issued to banks, as follows:

GPU
----
Date           Bank                                 Amount
-----      ---------------                          ------

07/01/99   Sumitomo Bank                            2,100,000.00
07/02/99   Banca Popolare Di Milano                 2,100,000.00
07/06/99   Sumitomo Bank                            2,100,000.00
07/07/99   Sumitomo Bank                            2,100,000.00
07/08/99   Banca Popolare Di Milano                 2,100,000.00
07/09/99   Sumitomo Bank                            2,100,000.00
07/12/99   Banca Popolare Di Milano                 2,100,000.00
07/13/99   Sumitomo Bank                            2,100,000.00
07/14/99   Banca Popolare Di Milano                 2,100,000.00
07/15/99   Banca Popolare Di Milano                 2,100,000.00
07/16/99   Banca Popolare Di Milano                30,000,000.00
07/19/99   Banca Popolare Di Milano                15,000,000.00
07/19/99   Mellon Bank West                        11,100,000.00
07/20/99   Banca Popolare Di Milano                15,000,000.00
07/20/99   First Union                             16,800,000.00
07/21/99   Sumitomo Bank                           24,200,000.00
07/21/99   Sumitomo Bank                            1,900,000.00
07/22/99   Chase Manhattan Bank                    50,000,000.00
07/23/99   Chase Manhattan Bank                    20,000,000.00
07/23/99   Sumitomo Bank                            6,100,000.00
07/26/99   Banca Popolare Di Milano                30,000,000.00
07/27/99   Sumitomo Bank                           26,100,000.00
07/28/99   Chase Manhattan Bank                    25,000,000.00
07/29/99   Chase Manhattan Bank                    13,000,000.00
07/30/99   Chase Manhattan Bank                    12,000,000.00
08/02/99   Sumitomo Bank                            5,100,000.00
08/02/99   Sumitomo Bank                            8,900,000.00
08/03/99   First Union                             17,300,000.00
08/04/99   Chase Manhattan Bank                    20,000,000.00
08/05/99   Banca Popolare Di Milano                11,000,000.00
08/05/99   Chase Manhattan Bank                    10,000,000.00
08/06/99   Chase Manhattan Bank                     1,000,000.00
08/06/99   Summit Bank                             20,000,000.00
08/09/99   Banca Popolare Di Milano                16,000,000.00
08/09/99   Chase Manhattan Bank                     1,000,000.00
08/09/99   Chase Manhattan Bank                    11,700,000.00
08/10/99   Banca Popolare Di Milano                 3,000,000.00

GPU continued
-------------

Date           Bank                                 Amount
----           ----                                 ------

08/10/99   Chase Manhattan Bank                     2,800,000.00
08/10/99   Chase Manhattan Bank                    14,000,000.00
08/11/99   Sumitomo Bank                            9,000,000.00
08/11/99   Sumitomo Bank                           17,300,000.00
08/12/99   Chase Manhattan Bank                    20,000,000.00
08/13/99   Banca Popolare Di Milano                11,000,000.00
08/13/99   CreditAgricole                           4,200,000.00
08/13/99   Sumitomo Bank                            8,700,000.00
08/16/99   Merchants of Bangor                        400,000.00
08/16/99   Summit Bank                             20,000,000.00
08/17/99   First Union                             26,000,000.00
08/18/99   Banca Popolare Di Milano                 4,000,000.00
08/18/99   Credit Agricole                         15,800,000.00
08/19/99   Sumitomo Bank                           26,300,000.00
08/20/99   Chase Manhattan Bank                    24,000,000.00
08/20/99   Chase Manhattan Bank                     1,000,000.00
08/20/99   Chase Manhattan Bank                    15,800,000.00
08/23/99   Banca Popolare Di Milano                11,800,000.00
08/23/99   Chase Manhattan Bank                    12,700,000.00
08/23/99   Chase Manhattan Bank                    10,000,000.00
08/23/99   Sumitomo Bank                            8,700,000.00
08/24/99   Banca Popolare Di Milano                 6,000,000.00
08/24/99   Chase Manhattan Bank                     7,700,000.00
08/24/99   Summit Bank                             20,000,000.00
08/25/99   Banca Popolare Di Milano                12,200,000.00
08/25/99   Chase Manhattan Bank                     8,700,000.00
08/25/99   Chase Manhattan Bank                     9,800,000.00
08/25/99   Sumitomo Bank                            8,700,000.00
08/25/99   Summit Bank                             20,000,000.00
08/26/99   Banca Popolare Di Milano                11,800,000.00
08/26/99   Chase Manhattan Bank                    22,700,000.00
08/26/99   Sumitomo Bank                            4,200,000.00
08/26/99   Sumitomo Bank                           26,300,000.00
08/26/99   Summit Bank                             20,000,000.00
08/27/99   Banca Popolare Di Milano                23,800,000.00
08/27/99   Chase Manhattan Bank                    27,300,000.00
08/27/99   Chase Manhattan Bank                     8,700,000.00
08/27/99   Chase Manhattan Bank                    11,300,000.00
08/27/99   PNC Bank                                14,300,000.00
08/27/99   Sumitomo Bank                           35,000,000.00
08/27/99   Summit Bank                             20,000,000.00
08/30/99   First Union                             26,000,000.00
08/30/99   Chase Manhattan Bank                    50,000,000.00
08/30/99   Sumitomo Bank                           30,300,000.00
08/31/99   Chase Manhattan Bank                    10,000,000.00
08/31/99   Sumitomo Bank                           27,600,000.00
09/03/99   Chase Manhattan Bank                     1,700,000.00
09/07/99   Chase Manhattan Bank                    20,000,000.00
09/07/99   Summit Bank                             20,000,000.00
09/08/99   First Union                              6,000,000.00
09/08/99   Sumitomo Bank                           35,000,000.00

GPU continued
-------------

Date           Bank                                 Amount
----        ----                                    ------

09/10/99   Chase Manhattan Bank                   19,200,000.00
09/13/99   Banca Popolare Di Milano               15,000,000.00
09/14/99   Banca Popolare Di Milano                4,300,000.00
09/14/99   Banca Popolare Di Milano               15,000,000.00
09/14/99   Chase Manhattan Bank                   20,000,000.00
09/14/99   Sumitomo Bank                          11,500,000.00
09/16/99   Chase Manhattan Bank                   10,000,000.00
09/16/99   Sumitomo Bank                          22,000,000.00
09/17/99   Sumitomo Bank                           1,500,000.00
09/17/99   Summit Bank                            20,000,000.00
09/20/99   Banca Popolare Di Milano               20,000,000.00
09/20/99   Chase Manhattan Bank                   10,000,000.00
09/20/99   Sumitomo Bank                          11,500,000.00
09/21/99   Bank of PA                             11,500,000.00
09/21/99   Chase Manhattan Bank                   22,300,000.00
09/21/99   Chase Manhattan Bank                    1,400,000.00
09/21/99   Chase Manhattan Bank                   10,000,000.00
09/22/99   Chase Manhattan Bank                   16,300,000.00
09/22/99   First Union                            26,000,000.00
09/23/99   Sumitomo Bank                          32,000,000.00
09/24/99   Chase Manhattan Bank                   20,000,000.00
09/24/99   Credit Agricole                        20,000,000.00
09/24/99   PNC Bank                               13,200,000.00
09/27/99   Chase Manhattan Bank                   11,300,000.00
09/27/99   Chase Manhattan Bank                   25,800,000.00
09/27/99   Summit Bank                            20,000,000.00
09/28/99   Banca Popolare Di Milano               30,000,000.00
09/28/99   Chase Manhattan Bank                   12,900,000.00
09/29/99   Chase Manhattan Bank                   14,700,000.00
09/29/99   Sumitomo Bank                          32,700,000.00
09/30/99   Sumitomo Bank                          16,300,000.00


JCP&L
-----

Date           Bank                                 Amount
----        -----------                             ------

07/02/99   Sumitomo Bank                          10,300,000.00
07/02/99   Sumitomo Bank                             700,000.00
07/06/99   First Union Bank                       26,000,000.00
07/07/99   Chase                                  20,000,000.00
07/09/99   Mellon Bank                            11,100,000.00
07/12/99   Summit Bank                            20,000,000.00
07/14/99   Banca Popolare Di Milano                7,800,000.00
07/14/99   Bank of PA                              4,900,000.00
07/15/99   Banca Popolare Di Milano                1,000,000.00
07/15/99   Citibank                               15,000,000.00
07/19/99   Mellon Bank                             8,900,000.00
07/19/99   Sumitomo Bank                          10,800,000.00
07/21/99   Sumitomo Bank                           1,000,000.00
07/26/99   Mellon Bank                             7,500,000.00

JCP&L continued
---------------

Date           Bank                                 Amount
----        --------------                          -------
07/28/99   Citibank                               15,000,000.00
08/06/99   Mellon Bank                             9,100,000.00
08/10/99   Citibank                               15,000,000.00
08/16/99   Banca Popolare Di Milano               15,000,000.00
08/17/99   Citibank                               15,000,000.00
08/17/99   Summit Bank                            18,800,000.00
08/18/99   Chase                                  26,000,000.00
08/20/99   Chase                                   4,200,000.00
08/27/99   Citibank                               15,000,000.00
08/31/99   Merchants of Bangor                       500,000.00
09/02/99   Chase                                   6,000,000.00
09/03/99   First Union Bank                       26,000,000.00
09/08/99   Bank of PA                             15,000,000.00
09/08/99   Chase                                     800,000.00
09/17/99   Citibank                                2,000,000.00
09/20/99   Sumitomo Bank                          20,500,000.00
09/21/99   Banca Popolare Di Milano               10,000,000.00
09/21/99   Banca Popolare Di Milano               10,000,000.00
09/21/99   Mellon Bank                            10,000,000.00
09/28/99   Merchants of Bangor                     1,000,000.00


Met-Ed

Date           Bank                                 Amount
---         ----------                              ------------

07/01/99   Mellon Bank                             8,900,000.00
07/01/99   Sumitomo Bank                           5,900,000.00
07/06/99   Sumitomo Bank                          30,100,000.00
07/12/99   Bank of PA                             10,100,000.00
07/21/99   Mellon Bank                            12,500,000.00
08/24/99   Chase Bank                             15,000,000.00
08/30/99   Chase Bank                                800,000.00
09/01/99   Chase Bank                                500,000.00
09/03/99   Chase Bank                              1,000,000.00


Penelec    None


            To summarize the above transactions, at September 30, 1999 the GPU Companies had outstanding unsecured promissory notes pursuant to informal bank lines of credit as follows:


            GPU                                 $181,000,000
            JCP&L                                          0
            Met-Ed                                         0
            Penelec                                        0

                                    SIGNATURE

           PURSUANT TO THE REQUIREMENTS OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935, THE UNDERSIGNED COMPANIES HAVE DULY CAUSED THIS STATEMENT TO BE SIGNED ON THEIR BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                                    GPU, INC.
                                    JERSEY CENTRAL POWER & LIGHT COMPANY
                                    METROPOLITAN EDISON COMPANY
                                    PENNSYLVANIA ELECTRIC COMPANY



                                    By: /s/ T. G. Howson
                                        -----------------------------
                                        T. G. Howson
                                        Vice President and Treasurer


Date: October 12, 1999